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                                                                    EXHIBIT 99.1

  R.H. DONNELLEY COMPLETES ACQUISITION OF SPRINT DIRECTORY PUBLISHING BUSINESS

PURCHASE, N.Y.--(BUSINESS WIRE)--Jan. 3, 2003--R.H. Donnelley Corporation (NYSE:RHD - News), today announced that it has completed the acquisition of Sprint's (NYSE: FON - News, PCS - News) directory publishing business, Sprint Publishing & Advertising, for $2.23 billion in cash, creating the nation's largest public stand-alone publisher of yellow pages directories.

R.H. Donnelley will now publish all 260 Sprint Yellow Pages(R) directories in 18 states. Prior to the acquisition, R.H. Donnelley served as the exclusive sales agent for 41 Sprint directories in four states. In addition, the Company will continue to be the exclusive sales agent for 129 SBC directories in Illinois and Northwest Indiana through DonTech, its perpetual partnership with SBC.

"This acquisition is a defining moment in R.H. Donnelley's history," said David
C. Swanson, Chairman and Chief Executive Officer. "By building on our long-standing partnership with Sprint and our core competencies in the yellow pages business, the new R.H. Donnelley will have a strong platform with significant growth potential. We are excited about our new opportunities as a fully integrated yellow pages publishing company and we look forward to capitalizing on them in 2003 and beyond."

As part of the transaction, Goldman Sachs Capital Partners 2000, L.P. and affiliated entities have purchased a total of $200 million of R.H. Donnelley's convertible preferred stock and warrants, giving them approximately 23% ownership in the Company on a fully diluted basis. Effective today, Terence O'Toole and Robert Gheewalla have joined R.H. Donnelley's Board of Directors. Both Mr. O'Toole and Mr. Gheewalla are Managing Directors at Goldman Sachs & Co. As previously announced, Peter J. McDonald, who most recently served as President of SBC Directory Operations, the nation's largest yellow pages publisher, has been named President of Donnelley Media, the new unit that will manage the Sprint directory publishing business.

About R.H. Donnelley

R.H. Donnelley, the nation's largest public stand-alone publisher of yellow pages directories, publishes 260 Sprint Yellow Pages(R) directories in 18 states, with major markets including Las Vegas, Orlando and Ft. Myers. The Company also serves as the exclusive sales agent for 129 SBC directories in Illinois and Northwest Indiana through DonTech, its perpetual partnership with SBC, and provides pre-press publishing services. In total, R.H. Donnelley serves more than 250,000 local and national advertisers. For more information, please visit R.H. Donnelley at www.rhd.com.

About Goldman Sachs Capital Partners

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base
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that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world. GS Capital Partners is the current primary investment vehicle of Goldman Sachs for making privately negotiated equity investments. The current GS Capital Partners fund was formed in July 2000 with total committed capital of $5.25 billion, $1.5 billion of which was committed by Goldman Sachs and its employees, with the remainder committed by institutional and individual investors.

Safe Harbor Provision

Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business plans or prospects to differ from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as well as the Company's other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) dependence on a limited number of relationships and on our business partners; (2) uncertainties caused by the consolidation of the telecommunications industry and/or changes in the yellow pages industries; (3) introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; (4) reversal or slowdown of the modest economic recovery presently being experienced in the United States, especially with respect to the markets in which we operate and/or residual economic effects of, and uncertainties regarding (i) the terrorist attacks that occurred on September 11, 2001, (ii) the general possibility or express threat of similar terrorist or other related disruptive events, and (iii) future occurrence of similar terrorist or other related disruptive events, especially with respect to the major markets in which we operate that depend so heavily upon travel and tourism; (5) risks related to the varying opportunities for the Company's use of its cash flow; and (6) any share repurchases would be subject to market conditions and compliance with legal restrictions and the company's debt covenants. Additional risks that would cause actual results to differ materially from such statements include, without limitation, the inability of R.H. Donnelley to achieve synergies in connection with the acquisition, the incurrence of unexpected costs in connection with the acquisition and other contingencies and risks relating to the integration of Sprint's directory publishing operations and business.